UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 22, 2023

First Eagle Private Credit Fund

(Exact name of registrant as specified in its charter)

Delaware	814-01642	87-6975595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

1345 Avenue of the Americas
New York, NY	10105
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 698-3300

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 22, 2023 (the “Closing Date”), First Eagle Private Credit Fund SPV, LLC (the “Subsidiary”), as borrower, a wholly-owned financing subsidiary of First Eagle Private Credit Fund (the “Fund”), the Fund, as transferor, and FEPC Fund Servicer, LLC, as servicer, an affiliate of the Fund, entered into a loan and servicing agreement (the “Loan Agreement”) with Morgan Stanley Bank, N.A., as initial lender, certain other lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent (the “Administrative Agent”), U.S. Bank Trust Company, National Association, as collateral agent and U.S. Bank National Association, as account bank and collateral custodian. The Loan Agreement provides for secured borrowings during the revolving period of up to a principal amount of $350,000,000 in accordance with the terms of the Loan Agreement.

The Loan Agreement has a scheduled maturity date of five (5) years following the Closing Date, or earlier in accordance with the terms of the Loan Agreement. Borrowings under the Loan Agreement bear interest initially at the annual rate of three month term Secured Overnight Financing Rate (“SOFR”). The initial spread is 3.05% per annum for term SOFR advances during the revolving period and 3.55% per annum during the amortization period. The Subsidiary’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of the assets of the Subsidiary, including its portfolio of investments and the Fund’s equity interest in the Subsidiary.

Borrowings under the Loan Agreement are subject to, among other things, a minimum borrowing/collateral base. In addition, the Loan Agreement and the related transaction documents require the Fund to, among other things, (i) make representations and warranties regarding the collateral as well the Fund’s business and operations, (ii) agree to certain indemnification obligations and (iii) agree to comply with various affirmative and negative covenants. The documentation for the Loan Agreement also includes default provisions such as the failure to make timely payments under the Loan Agreement, the occurrence of a change in control and the failure by the Fund to materially perform under the operative agreements related to, and including, the Loan Agreement, which, if not complied with, could accelerate repayment under the Loan Agreement, thereby materially and adversely affecting the Fund’s liquidity, financial condition and results of operations.

Certain of the participants in the Loan Agreement and their respective affiliates have engaged in, and may in the future engage in, investment banking, advisory roles and other commercial dealings in the ordinary course of business with the Fund and/or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sale of Equity Securities.

On September 22, 2023, the Fund delivered a capital drawdown notice to its investors relating to the sale of approximately 8,280,000 of the Fund’s common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), for an aggregate offering price of $201,300,000. No underwriting discounts or commissions have been or will be paid in connection with the sale of the Common Shares. The sale of the Common Shares is expected to close on October 6, 2023.

The sale of the Common Shares described herein was and will be made pursuant to subscription agreements entered into by the Fund and its investors. Under the terms of the subscription agreements, investors are required to fund drawdowns to purchase the Common Shares up to the amount of their capital commitment on an as-needed basis with a minimum of 10 calendar days’ prior notice to investors.

The issuance and sale of the Common Shares are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and Regulation D thereunder.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Loan and Servicing Agreement, dated September 22, 2023, among First Eagle Private Credit Fund SPV, LLC, as borrower; First Eagle Private Credit Fund, as transferor; Morgan Stanley Bank, N.A., as initial lender; Morgan Stanley Senior Funding, Inc., as administrative agent; U.S. Bank Trust Company, National Association, as collateral agent; and U.S. Bank National Association, as account bank and collateral custodian.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST EAGLE PRIVATE CREDIT FUND

Date: September 28, 2023	By:	/s/ Sabrina Rusnak-Carlson
		Name:	Sabrina Rusnak-Carlson
		Title:	General Counsel and Secretary